                                                                  EXHIBIT 10.10

--------------------------------------------------------------------------------



                             O E M   A G R E E M E N T




--------------------------------------------------------------------------------


This OEM Agreement (hereinafter - "AGREEMENT") is entered into as of 8 JULY 2001 (hereinafter - "EFFECTIVE DATE").


                                 BY AND BETWEEN

                     SPEEDWISE TECHNOLOGIES LTD. an Israeli
                     Corporation with its principal place of
                     business at 10  Hayetzira St. Raanana,
                     Israel (hereinafter - "INTEGRATOR")

                                                          OF THE FIRST PART
                                      A N D

                     MARNETICS LTD. an Israeli Corporation,
                     having its principal place of business
                     at 10 Hayetzira St. Raanana, ISRAEL
                     (hereinafter - "Marnetics")

                                                          OF THE SECOND PART

                                 R E C I T A L S

Integrator is engaged in the business of design, development, distribution and sale of products used in the Internet and mobile data industries.

Marnetics is engaged in the development, distribution and sale of products used in the Internet traffic management industry.

Integrator wishes to purchase certain of Marnetics' products, either for integration into Integrator's own products, or for sale of a stand alone products, in accordance with the terms of this Agreement.

NOW THEREFORE, IN CONSIDERATION OF THE RECITALS SET FORTH ABOVE AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1.     Definitions

As used in this Agreement, the following terms shall have the meaning specified below:

       1.1 "MARNETICS' PRODUCT(S)" - shall mean certain products developed by Marnetics described in ATTACHMENT A attached hereto, as the same may be amended from time to time in writing by mutual consent of the Parties in accordance with this Agreement.

       1.2 "INTEGRATOR'S PRODUCT(S)" - shall mean certain products developed by Integrator described in ATTACHMENT B attached hereto, as the same may be amended from time to time, in writing, by mutual consent of the Parties in accordance with this Agreement.

2.     SALE, PURCHASE AND RESALE OF PRODUCTS

       2.1 SALE OF MARNETICS' PRODUCTS. Integrator will sell Marnetics' Products under its own brand name. Integrator may sell Marnetic's Product either integrated with Integrator's Products or as a stand alone product, either to end-users or to Integrator's distribution partners. Sales by Integrator of stand alone Products to Integrator's OEM Customers will require the prior approval of Marnetics.

       2.2 Integrator will sell Marnetics' Product(s) at price determined by Integrator. The minimum price set by Marnetics is US $25 per concurrent user. Nevertheless, in the event that this price proves to be too high, Integrator may lower the price subject to Marnetics' prior agreement.

       2.3 SALE OF INTEGRATOR'S PRODUCTS. Integrator agrees to sell to Marnetics, at Marnetics' request, Integrator's Product(s) for resale by Marnetics, on a worldwide basis, subject to the provisions of this Agreement. The territories and customers to which Marnetics will sell Integrator's products will be addressed and agreed on a case by case basis. The terms and conditions of sale with respect to Integrator's Product(s) shall be Integrator's standard terms of sale, unless otherwise agreed, in writing, separately between Integrator and Marnetics.

3.     INTELLECTUAL PROPERTY RIGHTS

       3.1 EXISTING INTELLECTUAL PROPERTY OF INTEGRATOR. Integrator specifically retains all rights, title and interest in and to the designs of Integrator's Product(s) and all intellectual property rights embodied in Integrator's product(s), including, without limitation, all copyrights, trade secret rights and other proprietary rights, provided, however, that Marnetics specifically retains all rights, title and interest in and to all elements of Marnetics' Product(s) and other proprietary specifications or technology developed and/or provided to Integrator by Marnetics. Except as otherwise set forth herein, Marnetics is not receiving any rights in Integrator's Product(s) other than the right to purchase and resell Integrator's Product(s) in accordance with the terms of this Agreement.

       3.2 EXISTING INTELLECTUAL PROPERTY OF MARNETICS. Marnetics specifically retains all rights, titles and interests in and to the designs of Marnetics' Product(s), and all intellectual property rights embodied in Marnetics' Product(s), including without limitation, all copyrights, trade secret rights and other proprietary rights with respect thereto. Integrator shall not use Marnetics' Product(s) or any part thereof or any intellectual property rights embodied therein, for the design, development, manufacture, marketing, use or sale of any other products or services.

       3.3 NEWLY DEVELOPED INTELLECTUAL PROPERTY. Except as otherwise, specifically provided in this Agreement, and subject to Section
              3.1 and Section 3.2 above. each Party shall own and retain all rights, title and interest in and to any and all products, inventions, know-how, discoveries, improvements, designs, programs, source code, circuit, designs, protocols and other intellectual property rights which are made conceived or reduced to practice independently by such Party, whether or not as part of and in connection with the transaction contemplated in this Agreement.

4.     ADDITIONAL DUTIES AND OBLIGATIONS

       4.1 SUPPORT MATERIALS. From time to time, Marnetics shall, without requiring any compensation, supply Integrator with samples of advertising and selling literature, drawings, engineering and other non-proprietary product data as Marnetics may have available and which would be helpful in advancing Integrator's sale of Integrator's Product(s). Integrator may use any such items and materials in preparing and distributing advertising and selling literature developed by or on behalf of Integrator for purposes of promoting the marketing and sale of Integrator's Product(s).

       4.2 Marnetics will be responsible for the technical content of Support Materials, however the Integrator is responsible for production of these materials. Marnetics will support up to $10,000 toward the cost of these materials, and this amount will be deducted from payments by the Integrator to Marnetics.

       4.3    TRAINING AND SUPPORT.

              4.3.1 TRAINING. Marnetics shall, from time to time, upon the request of Integrator, but not more often than quarterly, per a schedule that will be determined by Marnetics, and at no charge to Integrator, conduct training courses at Marnetics' facilities in Israel for a limited number of Integrator's personnel with respect to the use, installation, operation, maintenance and repair of Marnetics' Product(s). All salary, travel and lodging expenses of Integrator's personnel shall be borne by Integrator.

              4.3.2 TECHNICAL SUPPORT. During the term of this Agreement, Marnetics shall, at no additional charge to Integrator, provide Integrator with technical support of Marnetics' Product(s), consisting of, limited to: (i) technical consultation and support by phone and email, as well as on-line support, when available and (ii) troubleshooting assistance. During the first year as from the date of the signature of this Agreement, the support will not be limited, but during the second year and thereafter, the support will be limited to up to eighty (80) hours per annum for as long as the agreement is valid. This Support will be made available by Integrator's employees who have undergone training on BITmax for cellular carriers. Any face-to-face meetings will take place in Israel, unless coordinated between the Parties and financed by the Integrator. Integrator may enter into a technical support agreement with Marnetics for additional technical support of Marnetics' Product(s), and all terms and conditions of such additional technical support, and all charges related thereto, shall be as set forth in such separate agreement (field service will be charged separately).

              4.3.3 PRODUCT CERTIFICATION/ APPROVAL. Integrator shall be responsible for obtaining any and all certifications and/or approvals necessary in connection with the marketing and sale of Integrator's Product(s) such as, for example, FCC certification, Underwriters Laboratories and equivalent foreign certifications and approvals, for product safety, emissions and the like, all at Integrator's expense. To the extent necessary, Marnetics agrees to cooperate with Integrator, at Integrator's expense, in obtaining such certifications and approvals.

              4.3.4 MAINTENANCE AGREEMENT. Simultaneous to the execution of this Agreement, Integrator and Marnetics shall enter into a separate maintenance agreement pertaining to Marnetics' Product(s). Such maintenance agreement shall provide that, upon payment of the maintenance fees specified therein, Integrator shall be entitled to receive from Marnetics any and all upgrades, patches, bug fixes and other releases with respect to Marnetics' Product(s), including, but not limited to, updates to the software drivers developed by Marnetics for Marnetics' Product(s) The fees charged to customers will be divided between Integrator and Marnetics, proportionately to the sales fees, i.e.; 70/30.

5.     PAYMENT TERMS

       5.1 Integrator will pay Marnetics for Marnetics' Products, fees which shall be generated from the revenues of Integrator, as detailed in ATTACHMENT 5.1. Payment terms will be divided between Integrator and Marnetics at a rate of 70/30, respectively, based on the invoiced price. Payment must be transferred by the Integrator to Marnetics within 15 days of receipt of payment from the client.

6.     PROTECTION OF THE TECHNOLOGY

       6.1 NOTICE OF INFRINGEMENT. Integrator and Marnetics shall each promptly advise the other in writing of any claim, action, lawsuit or proceeding that is threatened, made or brought against them, or either of them, for violation of a third party's patent, trade secret or other intellectual property rights based in any instance upon Integrator's sale, use, lease or distribution of any of Marnetics' product(s).

       6.2 INFRINGEMENT BY TECHNOLOGY. In the event that Marnetics' Product(s) are, or in the reasonable judgment of Marnetics are likely to become, the subject of any legal action based, in whole or in part, on a claim that Marnetics' Product(s) infringe the proprietary rights of any Party, Marnetics shall have the right to defend and in such an event,, shall have control of the defense of any such claim, action, lawsuit or proceeding and shall pay the costs thereof, including but not limited to, any final awards or settlement costs incurred by Integrator in connection therewith; provided, however, that Integrator shall assist Marnetics in the defense of such matter at Marnetics' expense, and shall have the right to be represented by its attorney, at its own expense, in any such controversy.

7.     EXCLUSIVITY AND MINIMUM QUANTITY

       7.1 Marnetics agrees to grant Integrator exclusivity for the first year with no conditions.

       7.2    This exclusivity for second year is subject to the following:

              7.2.1 Integrator's net sales of Marnetics Products (including maintenance) of not less than US $1,000,000 entitling Marnetics to fees in the sum of not less than US $300,000 for the first year following the date of execution of this Agreement; or

              7.2.2 Integrator will pay Marnetics a sum of US $300,000 in the aggregate for the first year following the date of the execution of this Agreement, not withstanding Integrator's sales.

       7.3    This exclusivity for third year is subject to the following:

              7.3.1 Integrator's net sales of Marnetics Products (including maintenance) of not less than US $3,000,000 entitling Marnetics to fees in the sum of not less than US $900,000 for the second year following the date of execution of this Agreement.

       7.4 The exclusivity for following years will be negotiated between the Parties.

8.     TERM AND TERMINATION

       8.1 TERM. This Agreement shall take effect on the Effective Date hereof and, subject to earlier termination as provided in this Agreement, shall continue in full force for a period of 12 months, and the terms of this Agreement shall be automatically renewed for consecutive twelve (12) month periods thereafter, unless written notice to the contrary is received by either Party from the other Party at least one (1) months prior to the expiration of the then-current term As from the end of the second 12 month period, each Party shall have the right to terminate the agreement, regardless of reason, with notification in writing, within 30 days.

       8.2    TERMINATION.

              8.2.1 TERMINATION FOR BREACH. In the event of a material breach or default by a Party in the performance of its respective duties, obligations or undertakings set forth in this Agreement, the other Party shall have the right to give written notice to the defaulting Party, notifying such Party of the specific breach or default involved. If, within (a) ten (10) days, in the case of any payment default; or (b) thirty (30) days, in all other cases, after such notice, the defaulting Party shall not have remedied or commenced diligently to remedy the breach or default and thereafter prosecute such remedy to completion within a commercially reasonable time, the aggrieved Party shall have the right, in addition to any other right, remedy or benefit it may have under this Agreement or applicable law, to terminate the Agreement by giving written notice of such termination to the defaulting Party.

              8.2.2 TERMINATION FOR INSOLVENCY. In addition to the rights, described in Section 9.2(a) above, either Party may terminate this Agreement at any time by giving the other Party written notice to that effect, effective on the date of receipt of such notice, if such other Party enters into compulsory liquidation or bankruptcy or suffers any similar action in consequence of debt, or becomes unable to pay its debts as they become due, or otherwise becomes insolvent or ceases to conduct its business in the ordinary course.

       8.3 RIGHTS UPON TERMINATION OF THE AGREEMENT. Each Party understands that the rights of termination hereunder are absolute and that it has no rights to a continued relationship with the other after termination, except as expressly stated herein. Neither Party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any other compensation to the other) arising from or incident to any termination of this Agreement by such Party that complies with the terms of this Agreement, whether or not such Party is aware of any such damage, loss or expenses.

       8.4 RETURN OF MATERIALS. Upon the termination of the Agreement, Integrator shall not use further, except as herein provided, and shall return to Marnetics all specifications, data sheets, drawings, designs, documentation, schematics, photographs, recordings and other electronic records, and any other documents or materials furnished to Integrator or otherwise obtained by Integrator from Marnetics and relating to Marnetics' Product(s) or other Marnetics technology, and all copies and reproductions thereof and any and all similar materials in any way, in whole or in part, based thereon.

       8.5 OTHER RIGHTS. Each Party acknowledges and agrees that termination of this Agreement is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies available to a Party as a result of any breach or nonperformance by the other Party, shall remain available to the non-defaulting Party.

9.     WARRANTY

       9.1 WARRANTY. Marnetics warrants that, for a period of thirty (30) days after Integrator's receipt of a particular product, each of Marnetics' Product(s) delivered hereunder shall perform in accordance with the specifications for such product current as of the date of such shipment, and shall be free from defects in design, materials and workmanship. Prior to any return of a defective product to Marnetics, Integrator shall first request a Return Material Authorization (RMA) from Marnetics, which shall also include a written description of the problem and reason for return of such products. If Integrator rightfully and in a timely manner returns any defective products to Marnetics pursuant to the warranty provisions described herein, Marnetics' sole and exclusive liability will be, at Marnetics' option, within twenty
              (20) days after Marnetics' receipt of such defective products, to repair or replace such products or to issue a full refund to Integrator with respect to such products. Cost of return freight for any defective product shall be at Marnetics' expense when Products are returned to Integrator pursuant to the warranty provisions herein, provided, however, that Marnetics reserves the right to charge back to Integrator any reasonable costs incurred in evaluating any RMA in which there has been no failure identified and the applicable product(s) is deemed in satisfactory working order and returned to Integrator .

       9.2 DISCLAIMER OF WARRANTIES. Except as otherwise specifically provided in this Agreement, the warranties in this Agreement are in lieu of all other warranties, express, implied or statutory, including, but not limited to, the implied warranties of merchantability or fitness for a particular purpose, and the remedy provided in Section 10.1 shall be Integrator's sole remedy in the event such warranties are breached .

10.    LIMITATION OF LIABILITY

       10.1 LIMITATION OF DAMAGES. Neither Party shall be liable to the other Party, or any other entity or person, for any loss of profits, loss of use, interruption of business or for any indirect, special, incidental, punitive or consequential damages of any kind, whether under this Agreement or otherwise, resulting from the use of any product shipped hereunder, even if advised of the possibility of such damages.

       10.2 RELIANCE ON DISCLAIMERS AND LIMITATIONS. The Agreement, and the substance of the other rights and duties of Integrator and Marnetics under this Agreement, have been negotiated in reliance on, and are based upon the applicability and enforceability of the disclaimer of warranties and limitations of liability contained in Articles 10 and 11.

11.    REPORTS

Integrator will deliver to Marnetics a quarterly report detailing sales made by Integrator in the previous months and a forecast for the following quarter.

12.    RELATIONSHIP BETWEEN THE PARTIES

Nothing in this Agreement shall be construed as constituting either Party as a partner or an employee or an agent of the other Party. Neither Integrator nor Marnetics shall have the authority to bind or act for the other in any respect. Marnetics and Integrator shall each remain an independent contractor responsible only for its own actions. Integrator shall not, without prior written approval of Marnetics, make any representations or give any guarantees or warranties concerning Marnetics' Product(s) on behalf of Marnetics.

13.    APPROVAL

Marnetic's power and authority to enter into this Agreement and to execute and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, shall be subject to the approval of this Agreement by Marnetic's Board of Directors and of the Shareholders, if such an approval by the Shareholders is required by any law.

14.    MISCELLANEOUS

       14.1 SUCCESSORS AND ASSIGNS AND BINDING EFFECT. Without contradicting the restrictions on transfer as set forth in Section 13.2 below, the rights and benefits of the Parties under this Agreement shall accrue to, and run in favor of each Party's successors and assigns. The rights and obligations of the Parties under this Agreement shall be binding upon their respective successors and assigns.

       14.2 ASSIGNMENTS. Neither Party shall make or purport to make any assignment, transfer or conveyance, in whole or in part, of its rights and obligations under this Agreement without the prior written consent of the other Party, such consent to be at such other Party's reasonable discretion.

       14.3 GOVERNING LAW; JURISDICTION. This Agreement shall take effect under, be construed and enforced according to, and be governed by the laws in force in the State of Israel, without reference to conflict of laws principles. The sole jurisdiction and venue for actions related to the subject matter of this Agreement shall be the Tel-Aviv-Yafo courts, and both Parties consent to the jurisdiction of such courts.

       14.4 SEVERABILITY. The provisions of this Agreement are severable. If any provision or part of this Agreement shall be held by any court or other official body of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions or parts hereof shall continue to be given effect and shall bind the Parties hereto unless the enforceability or illegality has the consequence of substantially altering the respective rights and obligations of the Parties hereto.

       14.5 WAIVER. The failure of either Party to insist in any one or more instances upon performance of any term, covenant or condition of this Agreement, shall not be construed as a waiver of its future performance. The obligations of either Party with respect to such term, covenant or condition shall continue unchanged and in full force and effect.

       14.6 NOTICES. All notices, requests, demands and other communications hereunder, shall be in writing and shall be deemed to have been duly given if: (a) delivered by hand; (b) sent by electronic means if confirmed and promptly followed by written confirmation, inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.

       14.7 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute an original of this Agreement, but all of which, taken together shall constitute but one agreement.

       14.8 NON-EXCLUSIVITY. This Agreement is a non-exclusive agreement and does not limit either Party from developing or marketing its own products, or cooperating with any third party in the development of such products, provided that the provisions of this Agreement regarding confidentiality, product and intellectual property ownership rights, and all other provisions of this Agreement are strictly observed and complied with.

INTEGRATOR:                                 MARNETICS:


By:     /S/ DAN GILAT                       By:     /S/ MOSHE KESSNER
        ---------------------------                 ---------------------------

Name:   DAN GILAT                           Name:   MOSHE KESSNER
        ----------------------------                ---------------------------

Title:  DIRECTOR                            Title:  DIRECTOR
        ------------------------------              ----------------------------

By:     /S/ AMIT MATTATIA                   By:     /S/ DAVID SHEETRIT
        ------------------------------              ----------------------------
        Chief Executive Officer                     Acting Chief Executive
                                                    Officer

                                  ATTACHMENT A



       Bitmax(TM)

                                  ATTACHMENT B


       Speedwise Accellence(TM)

       Speedwise OnTCP(TM)

       Speedwise ISPower(TM)


       Speedwise EnterPower(TM)

       Speedwise WeBreeze(TM)